Exhibit 99.1- Press Release of Candie's, Inc.
                            dated September 15, 2003.

Candie's, Inc. Reports Second Quarter Fiscal 2004 Results
Monday September 15, 8:56 am ET

NEW YORK--(BUSINESS WIRE)--Sept. 15, 2003--Candie's, Inc. (NASDAQ: CAND - News; the "Company") today announced that, as anticipated, the operating results of the Company's footwear segment were significantly negatively impacted by the Company's transition out of footwear operations to its new licensing business. The Company licensed its BONGO(R)footwear to Kenneth Cole Productions, Inc., and its CANDIE'S(R)footwear to Steven Madden Ltd. in May 2003.

In connection with the wind-down of its footwear operations, the Company reported a consolidated operating loss (before special charges of $2.5 million) of $487,000 or $.02 per share for the quarter ending July 31, 2003 of its fiscal year ending January 31, 2004 ("Second Quarter"), and consolidated operating income (before special charges of $2.9 million) of $1.5 million or $.06 per share for the six months ended July 31, 2003. After the special charges noted above, resulting primarily from the wind-down of its footwear operations, the Company reported a consolidated net loss of $3.8 million, or $.15 per share for the Second Quarter and a consolidated net loss of $3.1 million, or $.12 per share for the six months ended July 31, 2003 as compared to consolidated net income of $3.3 million, or $.12 per diluted share and consolidated net income of $4.4 million, or $.17 per diluted share for the prior year three and six month periods, respectively.


Consolidated net revenues for the Second Quarter were $42.1 million, a decrease of $7.5 million from $49.6 million in the comparable prior year period. Of this decrease in the Second Quarter, net sales for the footwear segment decreased to $16.6 million from $28.4 million, down $11.8 million from the comparable prior year period. For the six months ended July 30, 2003, net sales increased to $84.1 million, up $8.9 million from $75.2 million in the comparable prior year period. The $8.9 million net sales increase for the six months period resulted primarily from the $21.0 million sales increase in the BONGO jeans wear business operated through the Company's wholly-owned subsidiary Unzipped Apparel LLC ("Unzipped"), of which $17.2 million from the quarter ended April 30, 2003 was not comparable to the prior year quarter when Unzipped's sales were not consolidated. For the six months period, the sales in the footwear segment decreased to $40.2 million, down $12.4 million from $52.6 million in the comparable prior year period.


In connection with the ongoing licensing business, the Company reported an increase in $496,000 in licensing income for the Second Quarter to $1.8 million from $1.3 million in the comparable prior year period. The six month results also reflected gains, with an increase of $247,000 to $3.0 million from $2.8 million in the comparable period for the prior year. Comparable licensing income increased $661,000, as the prior year six month period included $414,000 of royalties the Company received from Unzipped prior to its acquisition. The increase was due primarily to revenue generated by new licenses.


The Company's BONGO jeans wear business also reported positive results, with operating income increasing to $2.3 million versus $1.9 million for the comparable quarter in the prior year. Unzipped also increased revenues to $23.6 million, up $3.8 million from $19.8 from the comparable period in the prior year. Unzipped recorded gross profit of $5.4 million compared to $4.0 million in the comparable quarter for the prior year, an increase of $1.4 million. Unzipped's gross profit margin increased, as a percentage of its net sales, by 270 basis points to 22.9% as compared to 20.2% in the second quarter of the prior year. Unzipped's results have been consolidated with the Company's since May 2002 when the Company acquired the division.


Included in special charges of $2.5 million relating to the discontinuance of footwear operations for the Second Quarter were $1.5 million of asset impairment charges for leasehold improvements, furniture and fixtures, computer hardware and software and other capitalized costs resulting from the Company's cessation of its operating footwear business. The Company is also closing its remaining company-owned outlet stores, resulting in an impairment reserve for unamortized fixed assets and leasehold improvements, plus additional special charges for the Second Quarter for lease termination liabilities relating to the closing of the Company's concept store chain, which charges together totaled $600,000.


The Company will continue to operate its BONGO jeans wear division and Bright Star Footwear, Inc., also a wholly-owned subsidiary, which sells casual men's boots on a direct basis.


Neil Cole, President and CEO stated, "The transition to our new licensing model is on plan and will be completed by the end of the year. We have two powerful lifestyle brands, CANDIE'S and BONGO, both of which are continuing to gain recognition in the marketplace. We are confident that our strategic decision to transition to the new licensing structure will result in increased profitability and shareholder value in the future."


About Candie's, Inc.


Candie's, Inc. is in the business of licensing the CANDIE'S and BONGO names on a variety of young women's footwear, apparel and fashion products, and is a leading designer, distributor and marketer of jeans wear under the BONGO brand through its wholly owned subsidiary, Unzipped Apparel, LLC. Through its wholly owned subsidiary Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer. The Company operates Candie's retail stores across the United States. For investor information please visit the corporate web site at http://www.candiesinc.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's decision to license its footwear business, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Candie's, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(Unaudited)


                                  Three Months Ended  Six Months Ended
                                        July 31,          July 31,
                                   ----------------- -----------------
                                    2003     2002     2003      2002
                                (000's omitted, except per share data)

Net sales                         $ 40,214 $ 48,218 $ 81,077 $ 72,408
Licensing income                     1,841    1,345    3,019    2,772
                                  -------- -------- -------- --------
Net revenues                        42,055   49,563   84,096   75,180
Cost of goods sold                  32,986   35,568   63,133   51,829
                                  -------- -------- -------- --------
Gross profit                         9,069   13,995   20,963   23,351

Operating expenses:
Selling, general and administrative
 expenses                            9,556    9,898   19,417   18,286
Special charges                      2,450       78    2,884       93
                                  -------- -------- -------- --------
                                    12,006    9,976   22,301   18,379
                                  -------- -------- -------- --------

Operating (loss) income             (2,937)   4,019   (1,338)   4,972

Other expenses:
Interest expense                       843      708    1,716      985
Equity income in joint venture           -        -        -     (250)
                                  -------- -------- -------- --------
                                       843      708    1,716      735
                                  -------- -------- -------- --------

(Loss) income before income taxes   (3,780)   3,311   (3,054)   4,237

Income tax benefit                       -        -        -     (139)
                                  -------- -------- -------- --------

Net (loss) income                 $ (3,780)$  3,311 $ (3,054)$  4,376
                                  ======== ======== ======== ========


(Loss) Earnings per common share:
 Basic                            $  (0.15)$   0.14 $  (0.12)$   0.20
                                  ======== ======== ======== ========
 Diluted                          $  (0.15)$   0.12 $  (0.12)$   0.17
                                  ======== ======== ======== ========

Weighted average number of common shares outstanding:
 Basic                              25,068   24,176   25,042   22,438
                                  ======== ======== ======== ========
 Diluted                            25,068   27,835   25,042   25,499
                                  ======== ======== ======== ========

Selected Balance

Sheet Data:                               7/31/2003   1/31/2003


Current Assets                             $ 47,357   $ 51,816
Current Liabilities                        $ 42,542   $ 45,921
Stockholders' Equity                       $ 26,175   $ 29,011
Working Capital                            $  4,815   $  5,895
Current Ratio                                1.11:1     1.13:1


[GRAPHIC OMITTED]
Contact:
     Candie's, Inc.
     Richard Danderline, 212-730-0030